Exhibit 99.1

Contact:

Investors

Eugenia Shen

BioMarin Pharmaceutical Inc.

(415) 506-6570

For Immediate Release:

BioMarin Announces Third Quarter 2010 Financial Results

Strong Performance in Commercial Business; Best Quarter Ever for Net Product Revenue

Reversal of Deferred Tax Asset Valuation Allowance in the Third Quarter

Conference Call and Webcast to Be Held Today at 5:00 p.m. ET

Financial Highlights ($ in millions, except per share data, unaudited)

Item	Q3 2010	Q3 2009 Comparison
Total BioMarin Revenue	$97.8	21.0% increase
Total Net Product Revenue	$96.6	23.2% increase
Naglazyme Net Product Revenue	$51.7	22.8% increase
Aldurazyme BioMarin Net Product Revenue*	$16.5	$14.6
Kuvan Net Product Revenue	$26.2	20.7% increase
Firdapse Net Product Revenue	$2.2	NA
GAAP Net Income	$217.3**	$6.6
GAAP Net Income per share	$2.13 (basic), $1.68 (diluted)	$0.7 (basic and diluted)
Non-GAAP Net Income	$6.0	$15.5
Non-GAAP Net Income per share	$0.06 (basic and diluted)	$0.15 (basic), $0.14 (diluted)

*	Net product transfer revenue had an immaterial impact on net Aldurazyme revenue to BioMarin in the third quarter of 2010 and a negative $1.3 million impact on net Aldurazyme revenue to BioMarin in the third quarter of 2009.
**	During the third quarter of 2010, the company reserved its deferred tax asset valuation allowance and recorded a one-time credit of $223.1 million.

Novato, Calif., October 28, 2010 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) today announced financial results for the third quarter of 2010. GAAP net income was $217.3 million ($1.68 per diluted share) for the third quarter of 2010, compared to GAAP net income of $6.6 million ($0.07 per diluted share) for the third quarter of 2009. Non-GAAP net income was $6.0 million ($0.06 per diluted share) for the third quarter of 2010, compared to non-GAAP net income of $15.5 million ($0.14 per diluted share) for the third quarter of 2009. Non-GAAP net income excludes non-cash stock compensation expense, certain nonrecurring material items and the tax effect of the adjustments. The reconciliation of the non-GAAP measures to the GAAP net income is detailed in the table provided near the end of the press release.

GAAP net income for the nine months ended September 30, 2010 was $218.0 million ($1.74 per diluted share), compared to GAAP net loss of $5.2 million ($0.05 per diluted share) for the nine months ended September 30, 2009. Non-GAAP net income was $23.4 million ($0.22 per diluted share) for the nine months ended September 30, 2010, compared to non-GAAP net income of $33.9 million ($0.33 per diluted share) for the nine months ended September 30, 2009.

As of September 30, 2010, BioMarin had cash, cash equivalents and short and long-term investments totaling $440.9 million, as compared to $455.4 million at the end of June 30, 2010.

“In the third quarter, we saw strong commercial performance, despite being a seasonally weaker quarter. During the quarter, based upon, among other things, our expectations to generate taxable income for the foreseeable future, we reversed most of our deferred tax asset valuation allowance which resulted in a one-time credit totaling $223.1 million,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “Our pipeline has advanced tremendously over the last few months as highlighted at our recent R&D Day, and we are committed to investing in advancing the pipeline over the next two years to drive future growth. We look forward to keeping you updated on the many clinical milestones expected in the coming year.”

Net Product Revenue (in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2010	$ Change	% Change	2009	2010	$ Change	% Change
Naglazyme (1)	$42.1	$51.7	$9.6	22.8%	$124.3	$147.5	$23.2	18.7%
Kuvan (2)	21.7	26.2	4.5	20.7%	54.1	72.1	18.0	33.3%
Firdapse (3)	—	2.2	2.2	N/A	—	3.4	3.4	N/A

(1)	Changes in foreign currency rates, net of hedges, had a positive $0.1 million impact on Naglazyme sales in the three months ended September 30, 2010 and a negative $1.4 million impact on Naglazyme sales in the nine months ended September 30, 2010. Naglazyme revenues experience quarterly fluctuations due to the timing of distributor purchases in certain countries due to government ordering patterns.
(2)	The quantity of commercial tablets dispensed to patients in the U.S., increased 3.7 percent in the third quarter of 2010 compared to the second quarter of 2010 and increased 29.7 percent in the third quarter of 2010 compared to the third quarter of 2009.
(3)	A product for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS) which was launched in the EU in April 2010.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2010	$ Change	% Change	2009	2010	$ Change	% Change
Aldurazyme revenue reported by Genzyme (1)	$40.3	$40.8	$0.5	1.2%	$116.4	$124.3	$7.9	6.8%

Royalties due from Genzyme	15.9	16.5	0.6		46.0	50.2	4.2

Incremental (previously recognized) Aldurazyme product transfer revenue	(1.3)	—	1.3		7.4	(2.0)	(9.4)

Total Aldurazyme net product revenues (2)	$14.6	$16.5	$1.9		$53.4	$48.2	$(5.2)

(1)	Changes in foreign currency rates caused a decrease to Aldurazyme sales by Genzyme of $1.5 million in the three months ended September 30, 2010 and a decrease to Aldurazyme sales by Genzyme of $0.6 million for the nine months ended September 30, 2010. In the third quarter of 2010, the number of Aldurazyme vials shipped increased 5.1 percent over the third quarter of 2009.
(2)	To the extent units shipped to third party customers by Genzyme exceed BioMarin inventory transfers to Genzyme, BioMarin records a decrease in net product revenue from the royalty payable to BioMarin for the amount of previously recognized product transfer revenue. If BioMarin inventory transfers exceed units shipped to third party customers by Genzyme, BioMarin will record incremental net product transfer revenue for the period.

Reversal of Tax Valuation Allowance

During the third quarter of 2010, the company recorded a non-cash gain in its consolidated statement of operations totaling $223.1 million. Based upon the company’s expectations of generating U.S. taxable income in the future and the resulting expected utilization of its net operating loss carryforwards and R&D tax credits, the company has recorded the $223.1 million non-cash benefit to the Provision for (benefit from) income taxes line item on the consolidated statement of operations and a corresponding increase in other current assets and other assets categories on our balance sheet.

Other Transactions During Q3 2010

During the third quarter of 2010, the company acquired ZyStor Therapeutics, Inc. and incurred one-time costs associated with closing the transaction totaling $1.8 million, which are classified as general and administrative expenses.

In addition, the company recorded intangible asset amortization and contingent consideration costs during the third quarter of $4.0 million. The increase in such costs compared with prior quarters is due to the recognition of additional contingent consideration expense associated with the increased likelihood of achieving certain near term milestones related primarily to BMN-673 development including the filing of an IND and clinical milestones.

2010 Guidance

Revenue Guidance ($ in millions)

Item	2010 Guidance	Previous 2010 Guidance
Total BioMarin Revenues	$372 to $393	$370 to $393
Total Net Product Revenues	$367 to $387	$365 to $387
Naglazyme Net Product Revenue	$194 to $200	$190 to $200
Kuvan Net Product Revenue	Unchanged	$98 to $102
Aldurazyme Net Product Revenue to BioMarin	$68 to $75	$70 to $75
Firdapse Net Product Revenue	Unchanged	$7 to $10

Selected Income Statement Guidance ($ in millions)

Item	2010 Guidance	Previous 2010 Guidance
Cost of Sales (% of Total Revenue)	Unchanged	19% to 20%
Selling, General and Admin. Expense*	$147 to $152	$145 to $150
Research and Development Expense*	$147 to $152	$140 to $145
Amortization and Contingent Consideration	$8 to $9	NA
Interest Income	$4	$3 to $4
GAAP Net Income (Loss)**	$213 to $218	$(6) to $2
Stock Compensation Expense	Unchanged	$37
Non-GAAP Net Income	$28 to $33	$30 to $38

*	Previous guidance did not include $5.0 million to $7.0 million in additional operating expenses associated with the acquisition of ZyStor Therapeutics, Inc.
**	Includes $223.1 million resulting from reversal of deferred tax asset valuation allowance

Anticipated Upcoming Milestones

4Q 2010: File IND for BMN-673 (PARP inhibitor)

December 2010/ January 2011: Initiation of Phase 1 trial for BMN-701 for Pompe disease

Early 2011: Initiation of pivotal Phase III trial for Firdapse for LEMS in the U.S.

Early 1Q 2011: Initiation of pivotal Phase III trial for GALNS for MPS IVA

1Q 2011: Initiation of Phase Ib trial for BMN-673 (PARP inhibitor)

Mid-2011: Final top-line results from PEG-PAL Phase II trial, including daily dosing and formulation studies

Late 2011: Availability of blood Phe monitor

4Q 2011/1Q 2012: Initiation of Phase III PEG-PAL trial

1Q 2012: Initiation of Phase I trial for BMN-111 for Achondroplasia

1H 2012: NDA filing for Firdapse for LEMS in the U.S.

4Q 2012: Approval of Firdapse for LEMS in the U.S.

4Q 2012: U.S. and European filings for GALNS for MPS IVA

Research and Development Programs

BioMarin continues to make significant investments in research and development to ensure continued growth of the company. The current pipeline includes programs which are in various stages of development and are focused on treating a range of unmet medical needs.

Advanced Programs

•

Firdapse: BioMarin expects to initiate a Phase III trial for LEMS in the U.S. by early 2011. If successful, NDA submission is expected in the first half of 2012, followed by approval by the end of 2012.

•	GALNS for MPS IVA: BioMarin expects to initiate a 24-week pivotal Phase III study with six-minute walk distance as the primary endpoint early in the first quarter of 2011.

•

Kuvan outcomes study/ Hand-Held Blood Phe Monitor: PKU-016, a randomized, placebo-controlled, 13-week Kuvan outcomes study is ongoing. Endpoints include clinically validated measures of neuropsychiatric symptoms and if successful, may enable a label amendment. Several other programs are underway to expand and protect the market and to improve the ability of healthcare providers and patients to better manage PKU. These programs include a state-of-the-art handheld device to measure blood Phe levels in PKU patients. Regulatory approval and commercial availability of the handheld blood Phe monitor are expected in late 2011.

Mid-Stage Programs

•

PEG-PAL for PKU: The ongoing Phase II clinical trial is an open-label, multi-center study conducted in a series of dose-escalating cohorts. The primary treatment period of eight weekly injections at a fixed dose is followed by dose and frequency optimization and an extension period. All top-line results for the Phase II study, including a study comparing daily and weekly dosing and a formulation study are expected in mid-2011. The company expects to initiate a Phase III trial in the fourth quarter of 2011 or the first quarter of 2012.

Preclinical Programs

•

BMN-673 (PARP inhibitor): The company expects to file an IND for BMN-673 by the end of 2010 and initiate a Phase 1b trial in the first quarter of 2011. BioMarin believes that, based upon internal preclinical experiments, BMN-673 may be ultimately superior to other compounds currently in clinical development.

•

BMN-701 for Pompe Disease: BioMarin expects to initiate a Phase I/II trial in Pompe patients in December 2010 or January 2011. The company believes that BMN-701, a novel fusion of insulin-like growth factor 2 and alpha glucosidase (IGF2-GAA) has the potential to be more efficacious and with a more favorable safety profile as compared to the currently approved product.

•

BMN-111 for Achondroplasia: BioMarin expects to file an IND by the end of 2011 and initiate a Phase 1 trial by the first quarter of 2012. BMN-111 is an analog of C-type Natriuretic Peptide (CNP) for achondroplasia, a small cyclic peptide that is a positive regulator of bone growth. Achondroplasia is the most common form of dwarfism. There are approximately between 18,000 and 24,000 patients in the U.S. and Europe, 25 percent of which is the estimated addressable market.

•	Other early stage programs: BioMarin is working on multiple early development opportunities.

Non-GAAP Financial Information and Reconciliation

The above results for the three and nine months ended September 30, 2010 and September 30, 2009 and financial guidance for the year ending December 31, 2010 are presented both as determined in accordance with GAAP and on a non-GAAP basis. As used in this release, non-GAAP income is calculated in accordance with GAAP, but excludes non-cash stock compensation expense, certain nonrecurring material items and the tax effect of the adjustments. The following tables detail the reconciliation of non-GAAP to GAAP financial metrics:

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(In millions)

(Unaudited)

	Notes:	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,	Year Ending December 31,
		2009	2010	2009	2010	2009	2010
						(actuals)	(forecast)
GAAP Net Income (Loss)		$6.6	217.3	$(5.2)	$218.0	$(0.5)	$213.0 to 218.0
Stock-based compensation expense		8.9	10.0	25.7	27.7	34.5	37.0
Upfront license fees	(1)	—	—	8.8	—	8.8	—
Impairment charges	(2)	—	—	5.9	—	5.9	—
Net gain on the sale of equity investments		—	—	(1.6)	(1.0)	(1.6)	(1.0)
Acquisition expenses	(3)		1.8		1.8	—	2.0
Tax benefit	(4)	—	(223.1)		(223.1)	—	(223.0)
Income tax effect of Non-GAAP adjustments	(5)		—	0.3	—	—	—

Non-GAAP net income		$15.5	$6.0	$33.9	$23.4	$47.1	$28.0 to 33.0

Notes:

(1)	Represents upfront license payments related to our collaboration agreement with La Jolla Pharmaceutical Company in the first quarter of 2009.
(2)	Includes impairment losses on investments in Summit plc. and La Jolla Pharmaceutical Company recognized during the first quarter of 2009.
(3)	Represents transactions costs associated with the acquisition of ZyStor Therapeutics Inc., during the third quarter of 2010.
(4)	Represents the release of the Company’s income tax valuation allowance during the third quarter of 2010.
(5)	Represents the tax effect of the adjustments.

BioMarin believes that this non-GAAP information is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the performance of BioMarin’s core ongoing business, Naglazyme, Kuvan, Aldurazyme and Firdapse and development of its pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the company believes that the additional information enhances investors’ overall understanding of the company’s business and prospects for the future. Further, the company uses both the GAAP and the non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes.

Diluted Earnings Per Share Calculation

For the third quarter of 2010, the nine months ended September 30, 2010 and the full year forecast for the year ending 2010, the calculation of GAAP diluted earnings per share includes the 26.3 million shares related to the outstanding convertible debt. The remaining periods presented excludes the 26.3 million shares related to the outstanding convertible debt from the calculation of GAAP diluted earnings per share as their impact is considered anti-dilutive.

The calculation of non-GAAP diluted earnings per share for the third quarter and first nine months of 2009 include 16.0 million shares related to the Company’s convertible notes due in April 2017. The calculation of non-GAAP diluted earnings per share for the third quarter of 2009 includes the March 2013 notes reflecting 10.4 million shares. The remaining periods presented exclude the 26.3 million shares related to the outstanding convertible debt from the non-GAAP diluted earnings per share calculation as their impact is considered anti-dilutive.

Conference Call Details

BioMarin will host a conference call and webcast to discuss third quarter 2010 financial results today, Thursday, October 28, at 5:00 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: October 28, 2010

Time: 5:00 p.m. ET

U.S. / Canada Dial-in Number: 866.202.3048

International Dial-in Number: 617.213.8843

Participant Code: 60493555

Replay Dial-in Number: 888.286.8010

Replay International Dial-in Number: 617.801.6888

Replay Code: 45911037

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises four approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; and Firdapse™ (amifampridine phosphate), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Other product candidates include GALNS (N-acetylgalactosamine 6-sulfatase), which is currently in clinical development for the treatment of MPS IVA and PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase II clinical development for the treatment of PKU. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and sales related to Naglazyme, Kuvan, Firdapse, and Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of PEG-PAL, GALNS and other product candidates; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, Firdapse, and its product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the continued commercialization of Naglazyme, Kuvan, and Firdapse; Genzyme Corporation’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, particularly with respect to GALNS and PEG-PAL; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme, Kuvan and Firdapse; actual sales of Aldurazyme, Naglazyme Kuvan and Firdapse; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2009 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme® and Kuvan® are registered trademarks of BioMarin Pharmaceutical Inc.

Firdapse™ is a trademark of BioMarin Huxley Ltd.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31, 2009 (1)	September 30, 2010
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$167,171	$127,539
Short-term investments	133,506	224,428
Accounts receivable, net	73,540	78,734
Inventory	78,662	91,741
Other current assets	14,848	31,747

Total current assets	467,727	554,189
Investment in BioMarin/Genzyme LLC	441	1,161
Long-term investments	169,849	88,955
Property, plant and equipment, net	199,141	213,755
Intangible assets, net	40,977	104,604
Goodwill	23,722	53,364
Other assets	15,306	228,505

Total assets	$917,163	$1,244,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$78,068	$92,097
Deferred revenue	86	—

Total current liabilities	78,154	92,097
Convertible debt	497,083	497,083
Other long-term liabilities	19,741	69,689

Total liabilities	594,978	658,869

Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at December 31, 2009 and September 30, 2010; 100,961,922 and 102,464,509 shares issued and outstanding at December 31, 2009 and September 30, 2010, respectively	101	103
Additional paid-in capital	899,950	948,394
Company common stock held by Nonqualified Deferred Compensation Plan	(1,715)	(2,176)
Accumulated other comprehensive income (loss)	933	(1,581)
Accumulated deficit	(577,084)	(359,076)

Total stockholders’ equity	322,185	585,664

Total liabilities and stockholders’ equity	$917,163	$1,244,533

(1)	December 31, 2009 balances were derived from the audited consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2009 and 2010

(In thousands, except for per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Revenues:
Net product revenues	$78,383	$96,559	$231,769	$271,224
Collaborative agreement revenues	648	130	2,025	507
Royalty and license revenues	1,776	1,061	3,780	2,922

Total revenues	80,807	97,750	237,574	274,653

Operating expenses:
Cost of sales (excludes amortization of developed product technology)	14,970	18,003	49,180	49,816
Research and development	26,991	39,366	87,673	105,112
Selling, general and administrative	28,667	38,348	87,762	109,625
Intangible asset amortization and contingent consideration	46	3,972	2,914	6,206

Total operating expenses	70,674	99,689	227,529	270,759

Income (loss) from operations	10,133	(1,939)	10,045	3,894
Equity in the loss of BioMarin/Genzyme LLC	(680)	(639)	(1,773)	(2,194)
Interest income	1,012	968	4,051	3,193
Interest expense	(2,880)	(3,008)	(11,375)	(8,072)
Impairment loss on equity investments	—	—	(5,848)	—
Net gain from sale of investments	—	—	1,585	927

Income (loss) before income taxes	7,585	(4,618)	(3,315)	(2,252)
Provision for (benefit from) income taxes	945	(221,952)	1,884	(220,260)

Net income (loss)	$6,640	$217,334	$(5,199)	$218,008

Net income (loss) per share, basic	$0.07	$2.13	$(0.05)	$2.14

Net income (loss) per share, diluted	$0.07	$1.68	$(0.05)	$1.74

Weighted average common shares outstanding, basic	100,331	102,110	100,098	101,660

Weighted average common shares outstanding, diluted	101,815	131,278	100,098	130,821

STOCK-BASED COMPENSATION EXPENSE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Cost of sales	$1,192	$1,044	$3,179	$2,852
Research and development expense	3,408	3,621	8,488	10,244
Selling, general and administrative expense	4,321	5,292	14,064	14,578

Total stock-based compensation expense	$8,921	$9,957	$25,731	$27,674

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